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                     June 5, 2024

       Richard A. Murphy
       Executive Chair of the Board and Chief Executive Officer
       Enservco Corporation
       14133 County Road 9
       Longmont, CO 80504

                                                        Re: Enservco
Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 1, 2024
                                                            File No. 001-36335

       Dear Richard A. Murphy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Doug Holod